EXHIBIT 99.1

Investor Relations:

Christopher Taylor

781-398-2466

Media Relations:

Sarah Emond

781-398-2544

For Immediate Release

Oscient Pharmaceuticals Provides Preliminary Revenue Results for Fourth Quarter and Fiscal Year 2006

— Company expects to achieve commercial breakeven by Q4 2007 —

Waltham, Mass., January 8, 2007 – Oscient Pharmaceuticals Corporation (Nasdaq: OSCI) today announced preliminary revenue results for the fourth quarter and fiscal year ended December 31, 2006. The Company expects to record total fourth quarter revenues of approximately $18 million, with approximately $12 million from ANTARA® (fenofibrate) capsules and approximately $6 million in revenues related to FACTIVE® (gemifloxacin mesylate) tablets. These results reflect the first full quarter of sales for ANTARA, which was acquired by Oscient during the third quarter of 2006, and compare with $9.4 million in total revenues in the fourth quarter of 2005.

For fiscal year 2006, Oscient expects to record approximately $46 million in total revenues, an increase of approximately 100% from $23.6 million in total revenues generated by the Company in 2005. In 2006, approximately $22 million in revenue was derived from FACTIVE, approximately $17 million in revenue from ANTARA, which was part of the Company’s portfolio during the final 19 weeks of the year, and approximately $7 million in revenue was derived from co-promotion activities. The Company expects its total cash, including restricted cash and cash equivalents, as of December 31, 2006, to be approximately $44 million.

“The fourth quarter results illustrate the revenue growth acceleration created by the ANTARA acquisition. The response to ANTARA from our target physicians has been very positive and we will continue to make the growth of that brand through 2007 a top priority for our commercial team,” stated Steven M. Rauscher, President and Chief Executive Officer of Oscient Pharmaceuticals. “We have also seen FACTIVE prescriptions continue to increase week-over-week as the respiratory tract infection season has intensified and as our sales force has increased promotional efforts for FACTIVE.”

During the fourth quarter of 2006, more than 110,200 prescriptions for ANTARA were filled and the four-week rolling average for ANTARA weekly scripts increased 9% from 8,250 at the end of the third quarter to nearly 9,000 by year end. For FACTIVE, prescriptions in 2006 reached 311,770, an increase of 50% over 2005 levels. In the fourth quarter of 2006, approximately 72,000 prescriptions for FACTIVE were filled.

Projections for 2007

The Company expects revenue for fiscal year 2007 to increase by at least 80 percent from fiscal year 2006 revenue levels, with approximately two-thirds of those revenues derived from sales of the higher gross margin product ANTARA. The Company expects a net decrease in cash and cash equivalents of approximately $4 million per month on average during the first half of 2007 and expects net cash utilization to decrease in the second half of 2007 as revenues increase.

“We expect to reach a sustainable commercial breakeven point in the fourth quarter of 2007,” added Mr. Rauscher. “This important milestone reflects the point at which our revenues from product sales exceed our cost

FY06 Preliminary Results

January 8, 2007

of goods sold (excluding amortization of intangibles), selling and marketing expenses and the Paul Capital royalty obligations. At commercial breakeven, our commercial organization becomes a net source of cash and begins to cover other operating costs as we progress toward positive net income.

“One of our highest priorities for the coming year is to identify another product for our sales force to begin selling. As we review candidates, we are looking at those with the best overlap with our target physicians and that leverage our existing commercial organization in a way that would make any product acquisition accretive to our financial results.”

The Company plans to announce complete financial results and host a conference call with investors in February.

About Oscient Pharmaceuticals

Oscient Pharmaceuticals Corporation is a commercial-stage biopharmaceutical company marketing two FDA-approved products with its national primary care sales force. ANTARA® (fenofibrate) capsules is indicated for the adjunct treatment of hypercholesterolemia (high blood cholesterol) and hypertriglyceridemia (high triglycerides) in combination with diet. FACTIVE® (gemifloxacin mesylate) tablets is an antibiotic approved for the treatment of acute bacterial exacerbations of chronic bronchitis and community-acquired pneumonia of mild to moderate severity. Oscient also has a novel, late-stage antibiotic candidate, Ramoplanin, under investigation for the treatment of Clostridium difficile-associated disease (CDAD).

For important information regarding the safety and use of ANTARA and FACTIVE, please see the full prescribing information available at www.antararx.com and www.factive.com.

Forward-Looking Statement

This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements with regard to (i) preliminary 2006 year-end financial results and preliminary 2006 fourth quarter financial results, (ii) the Company’s anticipated revenue increases for the fiscal year ending December 31, 2007, (iii) the Company’s anticipated monthly cash utilization for the first half of 2007, (iv) the Company’s cash balances as of December 31, 2006, (v) the relative contribution to revenue of the Company’s products, and (vi) the Company’s goal to add an additional product to its portfolio. Forward-looking statements represent our management’s judgment regarding future events. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. We do not plan to update these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. These risks include, but are not limited to (a) our ability to successfully commercialize and market ANTARA or FACTIVE due to: the limitations on our resources and experience in the commercialization of products; lack of acceptance by physicians, patients and third party payors; unanticipated safety, product liability, efficacy, or other regulatory issues; delays in recruiting and training sales personnel; problems relating to manufacturing or supply; delays in the supply of products by the third party manufacturers and suppliers on which we rely; inadequate distribution of the products by wholesalers, pharmacies, hospitals and other customers; and competition from other products; (b) our ability to integrate ANTARA into our business; (c) whether we will be able to expand the indications for which FACTIVE is approved;(d) the delay in or inability to obtain additional regulatory approvals of our products and product candidates due to negative, inconclusive or insufficient results in ongoing or future clinical trials, the FDA requiring additional information or data, delays in the progress of ongoing clinical trials, safety concerns arising with respect to our products or product candidates and disputes with the third parties from whom we license our products or product candidate; (e) delays by the FDA; (f) the Company’s inability to raise additional capital on favorable terms or at all and (g) claims against us by third parties, including claims relating to our intellectual property position. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are described under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2006 and in other filings that we may make with the Securities and Exchange Commission from time to time.